EXHIBIT 4.4

THIRD MODIFYING AGREEMENT FOR THE COMMERCIAL SERVICES AGREEMENT ENTERED INTO BY:

     A) GRUPO RADIO CENTRO, S.A. DE C.V., REPRESENTED BY LIC. FRANCISCO AGUIRRE GOMEZ, WHOM IN THIS AGREEMENT SHALL BE REFERRED TO AS "THE OPERATOR";

     B) COMERCIALIZADORA SIETE DE MEXICO, S.A. DE C.V., HEREINAFTER REFERRED TO AS "THE COMERCIALIZADORA" AND XHFO-FM, S.A. DE C.V., HEREINAFTER REFERRED TO AS "THE STATION," BOTH REPRESENTED BY LIC. FRANCISCO JAVIER SANCHEZ CAMPUZANO;

ACCORDING TO THE FOLLOWING DECLARATIONS AND CLAUSES.

                             D E C L A R A T I O N S

1.   The parties declare:

     a) That on October 2, 1995, they entered into a commercial services agreement (hereinafter referred to as "the Original Agreement") whose term ended on January 2, 1999.

     b) That on December 14, 1998, they entered into a modifying agreement (the "First Modifying Agreement"), through which, among other clauses, they extended the term for the Original Agreement, until January 2, 2001.

     c) That on December 30, 1998, they entered into an agreement through which the company Desarrollos Empresariales, S.A. de C.V., referred to as the Operator in the Original Agreement, granted its rights and obligations derived thereof in favor of Grupo Radio Centro S.A. de C.V., in accordance with the other clauses of the Original Agreement.

     d) That on December 15, 2000, Grupo Radio Centro, S.A. de C.V., notified Lic. Francisco Javier Sanchez Campuzano, as the legal representative for the companies XHFO, S.A. de C.V., Comercializadora Siete de Mexico, S.A. de C.V., and as Director of Medios de Comunicacion, S.A. de C.V., of its desire to extend the First Modifying Agreement in accordance with the Twenty-Third clause therein, from January 3, 2001 to January 2, 2002, in accordance with the economic conditions established in said clause.

     e) That on June 29, 2001, the parties entered into a Second Modifying Agreement, through which the FIFTH, SIXTEENTH and SEVENTEENTH clauses were modified, extending, among other things, the term of the Original Agreement and its modifying agreements from January 3, 2002 to

          January 2, 2005, in accordance with the economic conditions established in said clauses.

     f) That it is their desire to modify the Original Agreement and its Modifying Agreements, with respect to the term and retainer clauses, as well as to clarify certain clauses from the designated "Modifying Agreement", for which this THIRD MODIFYING AGREEMENT is tendered.

     g) The execution of this Agreement and the satisfaction of its obligations, shall not contravene, nor shall result in any breach or non-compliance of any agreement, contract or document to which they are party or through which they are obligated, or of any applicable legal provision.

     h) That they have not entered into any agreement or contract with any other Person, directly or indirectly, in regards to Radio that is similar or that in any way can negatively affect the rights of the parties according to this Agreement or the satisfaction of the obligations herein established, or that in any form contemplates the rendering of such Services.

II.-      GRUPO RADIO CENTRO, S.A. de C.V., declares through its legal representative:

     a) To be a commercial company, of Mexican nationality, constituted in accordance with the national laws, whose function consists, among other things, of rendering administrative, operation, commercialization, accounting advisory and consultancy, marketing and data processing services and generally of rendering specialized operation services for all types of companies and businesses.

     b) That it has the capacity, knowledge and properly qualified personnel to continue providing the services required by "THE STATION" and "THE COMERCIALIZADORA", as well as for the efficient execution of its own activities.

     c) That its representative has the necessary and sufficient abilities and powers to bind it under the terms of this agreement, which abilities and powers have not been modified or revoked in any way that could affect the validity of this agreement.

III.      The company XHFO-FM, S.A. de C.V. declares:

     a) To be a commercial company of Mexican nationality, constituted in accordance with the national laws, whose function consists, among other things, of the operation and commercialization of broadcasting stations within the Mexican republic, by means of concessions granted by the Federal Government.

     b) That it is a licensee of the commercial broadcasting station whose initials are XHFO-FM, in this City, by means of a concession granted by the Secretary of Communication and Transportation, which expires on November 26, 2004 and is currently being ratified.

     c) That it has entered into an agreement with the company COMERCIALIZADORA SIETE DE MEXICO, S.A. de C.V., by means of which the aforementioned provides the commercialization services for the total feasible transmission time being marketed. Services that "THE OPERATOR" shall provide under the terms of this agreement, without representing an infringement to the agreement described in this clause.

     d) That for the operation, commercialization and administration of the broadcasting station described in the previous clause, it shall require contracting "THE OPERATOR'S" services.

     e) That its representative has the necessary and sufficient abilities and powers to bind it under the terms of this agreement, which abilities and powers have not been modified or revoked in any form.

IV.       The company COMERCIALIZADORA SIETE DE MEXICO, S.A. de C.V. declares:

     a) To be a legally constituted commercial company whose primary function is commercial representation of broadcasting stations.

     b) That it has entered into an agreement with the company XHFO-FM, S.A. de C.V., licensee for the broadcasting station with the same initials, by means of which it is able to market the entirety of its transmission time within the percentage authorized by the Federal Law of Radio and Television. Such services shall be provided exclusively by "THE OPERATOR" under the terms of this agreement.

     c) That for the accomplishment of its corporate function it requires the commercialization services provided by "THE OPERATOR" under the terms of this agreement.

     d) That its representative has sufficient powers to enter into this agreement, which powers have not been modified or revoked in any way that could affect the validity of this act.

          Pursuant to the foregoing, the representatives of the contracting parties state that they enter into the current third modifying agreement to the commercial services agreement, being subject to the execution and compliance of the following:

                                 C L A U S E S

FIRST.-   The parties modify the FIFTH clause of the First Modifying Agreement, to be read as follows:

"FIFTH.- RETAINER.- For the entirety of the services that "THE OPERATOR" is obligated to provide to "THE STATION" and "THE COMERCIALIZADORA", the parties agree that from the entirety of the monthly revenues derived from commercial transmission time, subject matter of this agreement, "THE OPERATOR" shall retain the monthly amount that results by subtracting from said revenues the sum of USD$284,000.00 (Two hundred eighty four thousand Dollars, currency of the United States of America) that "THE OPERATOR" shall pay to "THE COMERCIALIZADORA" during the term of this agreement, or its equivalent in national currency in accordance with the inter-banking exchange rate, applying the average rates in effect for buying and selling, on the last day of each month prior to that in which the payment is made.

"THE OPERATOR" shall deliver the aforementioned amount to "THE COMERCIALIZADORA", which shall distribute it with "THE STATION" under the terms of the agreement that they have entered into as described in their declarations. "THE COMERCIALIZADORA" is under obligation to issue the corresponding invoices to "THE OPERATOR", as required by the applicable tax law provisions, for each one of the amounts received, starting as of January 3, 2005, at the end of each month, within the first ten days of every month."

SECOND.- The parties agree to clarify the designated "First Modifying Agreement", in relation to the NINTH AND TWELFTH clauses, in which the existence of Exhibits "A" and "C," respectively, is established, which purportedly contain the equipment of the XHFO-FM radio station, as well as the table of unionized staff, stating that said exhibits were not elaborated, nor signed, but that it is their will that such exhibits are added to this third modifying agreement as Exhibits A and B. This also clarifies the non-existence of "Exhibit B" in said "First Modifying Agreement."

THIRD.-   The parties modify clause THIRTEEN of the "First Modifying Agreement"
in order that it states:

"THIRTEENTH.- The parties expressly agree that no relationship or labor association exists or shall exist between "THE OPERATOR'S" and "THE STATION'S" personnel, releasing the station from any responsibility or reclamation that may arise in relation to said personnel.

At the conclusion of the agreement and its modifying agreements, and in the event of termination or rescission of the labor relationship with a unionized worker, "THE OPERATOR" shall pay the proportional part of the settlement, to which the worker is entitled, for the time that the worker has rendered his services within the period between July 8, 1993 and the termination of this third modifying agreement."

FOURTH.- The parties agree to keep the SIXTEENTH clause of the designated "Modifying Agreements" unchanged, by virtue of the fact that the "Guarantee Deposit" figure has disappeared.

FIFTH.-   The parties agree to modify the text of the SEVENTEENTH clause of the
Modifying Agreement, which shall be established according to the following terms:

"SEVENTEENTH.- This THIRD MODIFYING AGREEMENT shall extend the term of the Original Agreement and its Modifying Agreements, and shall take effect as of January 3, 2005 for a duration of FORTY-EIGHT MONTHS and shall terminate precisely on January 2, 2009, and none of the parties shall be able to terminate it on a unilateral basis, given that in the event of doing so, they shall pay the other party indemnification for damages and losses, one hundred per cent of the amount resulting from multiplying the amount of the retainer established in the FIFTH clause of this agreement by the number of months to expiration. This indemnification shall be applied in the event of any infringement incurred by any of the parties to the clauses of the Original Agreement and its Modifying Agreements."

SIXTH.-   The parties agree to keep the TWENTY-SECOND clause of the designated
"First Modifying Agreement" unchanged, by virtue of the fact that the "Deposit" figure has not changed.

SEVENTH.- The parties agree to keep the TWENTY-THIRD clause of the designated "First Modifying Agreement" unchanged, by virtue of the fact that the "Option of irrevocable renovation" has been satisfied.

EIGHTH.- The parties agree to modify the TWENTY-FOURTH clause of the "First Modifying Agreement", to be amended as follows:

TWENTY-FOURTH. Notices. All notices, notifications, reports, demands or any other communication that shall be given or required to be submitted, notified or sent in accordance with this Agreement, shall be made in writing and shall be sent by certified mail with a return receipt, or by prepaid specialized delivery service, or they may be delivered personally, to the following addresses:

     TO "THE OPERATOR":
     Av. Constituyentes 1154, floor 7
     Col. Lomas Altas
     11950 Mexico, Distrito Federal
     Attn:  Lic. Francisco Aguirre Gomez
     Tel:  5728-4889

     TO "THE STATION" and "THE COMERCIALIZADORA"

     World Trade Center Mexico, Montecito No. 38, floor 31, office 34, Col. Napoles,
     C.P. 03810, Mexico, Distrito Federal.
     Attn:  Lic. Francisco Javier Sanchez Campuzano.
     Tel.   54-88-07-87

     These addresses may be modified by means of prior notice to the other parties under the terms of this clause. Any notice, document, notification, report, petition, demand or other communication that is given, notified or submitted to any party by another party in accordance with this Agreement, shall be considered delivered at the moment of its receipt.

NINTH.-   The parties agree to modify the TWENTY-EIGTH clause of the "First
Modifying Agreement ", to be amended as follows:

"TWENTY-EIGHTH. At the termination of the third modifying agreement "THE OPERATOR" shall reinstate to "THE STATION" and "THE COMERCIALIZADORA", the broadcasting station XHFO-FM, which shall maintain, at minimum, the same rating that it had in June of 1993, in accordance with the chart the parties sign as "Exhibit C" and which is an integral part of this agreement."

TENTH.-   Save for that which is established in this THIRD MODIFYING AGREEMENT, in the Original Agreement, and its Modifying Agreements, all other clauses shall continue in force, provided that they do not contradict or oppose that which is established in this document, including and without limitation those clauses related to the interpretation, compliance, laws and competent courts, which shall be applicable to this agreement.

THIS AGREEMENT IS GRANTED AND SIGNED IN THE CITY OF MEXICO, DISTRITO FEDERAL, ON SEPTEMBER SEVENTH, TWO THOUSAND FOUR, BY THE PARTIES WHO SIGN HEREIN, AND WHO MANIFEST THAT THEIR WILL HAS BEEN FREELY EXPRESSED, WITH NO ERROR, MISCONDUCT, BAD FAITH OR IGNORANCE, EXPRESSLY RATIFYING THE CONTENT AND SCOPE OF THIS AGREEMENT WHICH IS SIGNED AND INITIALED.

           "THE OPERATOR"                            "THE STATION"
  GRUPO RADIO CENTRO, S.A. DE C.V.               XHFO-FM, S.A. DE C.V.


/s/ Francisco Aguirre Gomez            /s/ Francisco Javier Sanchez Campuzano
----------------------------           ---------------------------------------
LIC. FRANCISCO AGUIRRE GOMEZ           LIC. FRANCISCO JAVIER SANCHEZ CAMPUZANO

                             "THE COMERCIALIZADORA."

                 COMERCIALIZADORA SIETE DE MEXICO, S.A. DE C.V.

                     /s/ Francisco Javier Sanchez Campuzano
                     ---------------------------------------
                     LIC. FRANCISCO JAVIER SANCHEZ CAMPUZANO